                                        Exhibit 99
Information Regarding Joint Filers

Designated Filer of Form 3:        Madison Dearborn Partners II, L.P.
Issuer Name and Ticker Symbol:        Carrols Restaruant Group, Inc. [TAST]
Joint Filer Names and addresses:
Madison Dearborn Capital Partners II, L.P.
Three First National Plaza
Suite 3800
Chicago, IL 60602
Signatures:

Madison Dearborn Capital Partners II, L.P., by Madison Dearborn Partners II, L.P., its
General Partner, by Madison Dearborn Partners, Inc., its General Partner, by
Mark B. Tresnowski, its Managing Director
By:        /s/ Mark B. Tresnowski
Name:        Mark B. Tresnowski
Title:        Managing Director